UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2009

RIVIERA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 794-9237

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 23, 2009, Riviera Holdings Corporation (the “Company”) received a Notice of Early Termination for Event of Default (the “Default Notice”) from Wachovia Bank, National Association (“Wachovia”) in connection with an event of default that occurred under the ISDA Master Agreement, dated as of May 31, 2007 (as amended, modified, waived, supplemented, extended, restated or replaced from time to time) between Wachovia and the Company (the “Swap Agreement”).

The Default Notice alleges that an event of default has occurred and is continuing pursuant to Sections 5(a)(i) and 5(a)(vi)(1) of the Swap Agreement.  Section 5(a)(i) of the Swap Agreement addresses payments and deliveries specified under the Swap Agreement and Section 5(a)(vi)(1) of the Swap Agreement addresses cross defaults.

The Default Notice provides further that Wachovia has designated an early termination date of July 27, 2009, in respect of all remaining transactions governed by the Swap Agreement, including an interest rate swap transaction with a trade date of May 31, 2007.  On July 28, 2009, the Company received a Notice of Amount Due Following Early Termination from Wachovia claiming the amount due and payable to Wachovia under the Swap Agreement is $26,573,189.

As previously reported on Current Report on Form 8-K filed April 6, 2009 and on the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the Company had on April 1, 2009 received a Notice of Event of Default and Reservation of Rights (the “First Default Notice”) in connection with an alleged event of default under the Swap Agreement. The First Default Notice alleged that (a) pursuant to Section 5(a)(vi)(i) of the Swap Agreement, an event of default existed due to the occurrence of an event of default(s) under the Company’s $245 million Credit Agreement, dated June 8, 2007, and (b) pursuant to Section 5(a)(i) of the Swap Agreement, an event of default existed due to the Company’s failure to make payments totaling approximately $2.1 million to Wachovia with respect to one or more transactions under the Swap Agreement.  The Company has not paid this overdue amount and the applicable grace period to make this payment has expired.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2009	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Phillip B. Simons
Phillip B. Simons
Treasurer and Chief Financial Officer